Exhibit 99(a)

FOR IMMEDIATE RELEASE
- ---------------------
April 18, 1995


        HUBCO, Inc. Reports Record First Quarter Earnings
        -------------------------------------------------

     Mahwah, New Jersey, April 18, 1995 -- HUBCO, Inc. (NASDAQ:
HUBC), the 8th largest New Jersey-based commercial banking
Company, today announced a record first quarter, its 18th consecutive quarterly earnings increase.

     Net income for the first quarter ended March 31, 1995 increased to $4,788,000 or $.44 per share, from $3,786,000, or $.39 per share, a year ago. Earnings per share increased 13%. HUBCO's annualized return on average assets was 1.41% and the annualized return on average equity was 19.00%.

     For the first quarter of 1995, net interest income increased to $17,098,000 up 38% from $12,379,000 a year ago. The net interest margin was 5.53% up from 5.05% last year. The increase is largely attributable to the higher rates earned on the credit card portfolio arising from the Shoppers acquisition completed in December 1994. The provision for possible loan losses increased to $1,050,000 from $450,000 in the first quarter of last year.

     Total non-interest income was $3,737,000 for the first quarter of 1995, a 69% increase over the same period last year. Total other expenses amounted to $12,360,000 up 54% from $8,006,000 in the first quarter of last year. This increase is primarily attributable to the full quarter effect of the Shoppers Charge acquisition along with the two bank acquisitions completed last year which increased our branch network by twelve branches, the move of the Company's headquarters to a facility in Mahwah which resulted in temporary staff increases and the carrying of the original headquarter buildings pending disposition. Purchase accounting expenses from the acquisitions (primarily intangible amortization), increased by $600,000 from the first quarter last year and have a five year maximum amortization. Although HUBCO's efficiency ratio is now higher at 60.54%, the company anticipates this ratio will decrease in 1996.

     At March 31, 1995 total assets were $1.361 billion up from $1.079 billion last year. Loans were up 36% to $719 million and deposits totalled $1.156 billion up from $953 billion in last year's first quarter.

     Total non-performing assets of $12,990,000 (.95% of assets) were down from $13,650,000 at 12/31/94. At March 31, 1994 non-
performing assets totaled $8,297,000 but on July 1, 1994 an additional $18,000,000 of non-performing assets were acquired with Washington Bancorp. Non-accrual loans totalled $9,397,000 (1.3% of net loans) down from $9,917,000 at 12/31/94. The
Allowance for Possible Loan and Lease Losses totalled $13,376,000 which represents 142% of non-accrual loans, 135% of non-performing loans and 10% of non-performing assets as of 3/31/95

     HUBCO's stockholders equity was $102,941,000 as of March 31, 1995 versus $74,296,000 a year ago. HUBCO's Tier I Risk Based Capital Ratio was 12.63%, the Total Risk Based Capital Ratio was 17.27% and the Leverage Capital Ratio was 6.94%. These ratios all exceed the regulatory requirements of 6%, 10% and 5% respectively to be considered a well capitalized institution.

     On April 5, 1995 HUBCO completed its acquisition of Jefferson National Bank which added four branches in Passaic County. The computer conversion and system integration has already been completed. The acquisition of Urban National Bank is proceeding through the regulatory approval and shareholder approval process. Subject to the satisfaction of all conditions of the merger HUBCO anticipates consummation on or about June 30, 1995.

     HUBCO, Inc. is the bank holding company for Hudson United
Bank which operates 49 branches in Bergen, Essex, Hudson,
Middlesex, Morris and Passaic counties.

                           HUBCO, INC.

                      Financial Highlights
               (in thousands except for per share)

                                                 Quarter ended
                                                   March 31
                                                   --------
                                               1995         1994
                                               ----         ----
Net Interest Income                           17,098       12,379
Provision for Possible Loan Losses             1,050          450
Net Income                                     4,788        3,786
Primary Earnings Per Share                       .47          .39
Fully Diluted Earnings Per Share                 .44          .39
Weighted Average Shares Outstanding-Common     9,675        9,783
Weighted Average Shares Outstanding-Preferred    744            0



                                                   March 31
                                                   --------
                                               1995         1994
                                               ----         ----

Total Assets                               1,361,118    1,078,631
Net Loans                                    701,559      512,424
Total Deposits                             1,156,294      953,004
Stockholders' Equity                         102,941       74,296



Weighted Average Shares give effect to a 10% Stock Dividend in
June 1993, the Stock Repurchase Program which commenced in the fourth quarter of 1993 and the three-for-two stock split in January 1995.